                                                                     Exhibit 5.1

                                 BRYAN CAVE LLP

                             ONE METROPOLITAN SQUARE
                           211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020


    WASHINGTON, D.C.                                    LONDON, ENGLAND
  NEW YORK, NEW YORK                                RIYADH, SAUDI ARABIA
 KANSAS CITY, MISSOURI                                KUWAIT CITY, KUWAIT
 OVERLAND PARK, KANSAS                         ABU DHABI, UNITED ARAB EMIRATES
    PHOENIX, ARIZONA                              DUBAI, UNITED ARAB EMIRATES
LOS ANGELES, CALIFORNIA                                    HONG KONG
SANTA MONICA, CALIFORNIA                         ASSOCIATED OFFICE IN SHANGHAI
   IRVINE, CALIFORNIA

   DENIS P. MCCUSKER                                dmccusker@bryancavellp
 direct dial number
   (314) 259-2455



                              [_____________], 2000

Board of Directors
Applied Digital Solutions, Inc.
400 Royal Palm Way, Suite 410
Palm Beach, Florida  33480

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4, File Number 333-[_________] (the "Registration Statement") filed by Applied Digital Solutions, Inc., a Missouri corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to [_____________] shares of the Company's common stock, $.001 par value per share, to be issued and sold in connection with the proposed Agreement and Plan of Merger, dated as of April 24, 2000, as amended, among the Company, Digital Angel.net Inc., and Destron Fearing Corporation (the "Merger Agreement").

         In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Articles of Incorporation and Bylaws of the Company as amended and now in effect, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based upon and subject to the foregoing, it is our opinion that the [____________] shares of common stock of the Company covered by the Registration Statement (the "Shares") will, upon (i) approval by the Company's shareholders of the consummation of the transactions contemplated by the Merger Agreement and of the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 85,000,000 to 245,000,000 (the "Amendment"), (ii) filing of the Amendment with the Missouri Secretary of State and the effectiveness of the Amendment, and (iii) issuance of the Shares pursuant to the Merger Agreement in exchange for the consideration described therein, be legally issued, fully paid and non-assessable shares of common stock of the Company.

         This opinion is not rendered with respect to any laws other than the laws of the State of Missouri and the Federal law of the United States. We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement.



                                               Very truly yours,